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                                                                      Exhibit 11
                                                                      ----------



                              COURIER CORPORATION

                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNING



                                      1997            1996            1995
                                   ----------      ----------      ----------

Average shares outstanding (1)      2,005,000       2,021,000       1,980,000

Common equivalent shares (2)           42,000          51,000          35,000
                                   ----------      ----------      ----------

                                    2,047,000       2,072,000       2,015,000
                                   ==========      ==========      ==========

Net income                         $4,316,000      $2,550,000      $5,230,000

Net income per share (3)           $     2.11      $     1.23      $     2.60



(1) Computed as weighted average (including ESOP shares allocated to participants)

(2) 1993 and 1983 Stock Option Plans and Directors' Option Plan

(3) Primary earnings per share (fully diluted earnings per share are not materially different)